EXHIBIT 3.1

                           CHAPMAN AND CUTLER
                         111 WEST MONROE STREET
                        CHICAGO, ILLINOIS  60603

                              May 20, 1998



Ranson & Associates, Inc.
250 North Rock Road, Suite 150
Wichita, Kansas  67206



     Re:        Ranson Unit Investment Trusts Series 69
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Gentlemen:

     We have served as counsel for Ranson & Associates, Inc., as Sponsor and Depositor of Ranson Unit Investment Trusts Series 69 (the "Fund"), in connection with the preparation, execution and delivery of Trust Agreements dated the date of this opinion between Ranson & Associates, Inc., as Depositor, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited the Bonds listed in the Schedules to the Trust Agreements with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing all the Units of fractional undivided interest in, and ownership of, the Fund, created under said Trust Agreements.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

         1. The execution and delivery of the Trust Agreements and the execution and issuance of certificates evidencing the Units of the Fund have been duly authorized; and

         2. The certificates evidencing the Units of the Fund, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreements, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.


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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement (File No. 333-52521) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.


                                    Respectfully submitted,



                                    CHAPMAN AND CUTLER